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                      January 13, 2023

       Rich Wheeless
       Chief Executive Officer
       ParcelPal Logistics Inc.
       1111 Melville Street, Suite 620
       Vancouver, BC V6A 2S5 Canada

                                                        Re: ParcelPal Logistics
Inc.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed May 4, 2022
                                                            File No. 000-56191

       Dear Rich Wheeless:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation